Exhibit 2

December 10, 2009

Macquarie Capital (USA) Inc.

125 West 55th Street, 22nd Floor

New York, NY 10019

Ladies and Gentlemen:

The undersigned understands that Macquarie Capital (USA) Inc. and J.P. Morgan Securities Inc. (the “Representatives”), on behalf of the several underwriters (the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Broadwind Energy, Inc., a Delaware corporation (the “Company”), and certain Selling Shareholders listed therein (the “Selling Shareholders”), providing for the public offering (the “Public Offering”) by the Underwriter of 15,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”).

To induce the Underwriter that may participate in the Public Offering to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Underwriter, it will not, during the period commencing on the date hereof and ending 75 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act  shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (c) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, or (d) transfers of any direct or indirect ownership interest in the Common Stock by the undersigned (including distributions of ownership interests in the undersigned) to TCP Overseas Master Fund II, L.P., provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (d), (i) each donee or distributee (whether direct or indirect) shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common

Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence, or (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company.  In addition, the undersigned agrees that, without the prior written consent of the Underwriter, it will not, during the period commencing on the date hereof and ending 60 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If:

(1)           during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)           prior to the expiration of the restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period;

the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned shall not engage in any transaction that may be restricted by this agreement during the 34-day period beginning on the last day of the initial restricted period unless the undersigned requests and receives prior written confirmation from the Company or the Underwriter that the restrictions imposed by this agreement have expired.

The undersigned understands that the Company and the Underwriter are relying upon this agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriter.

This agreement shall automatically terminate upon the earliest to occur, if any, of (1) either the Underwriter, on the one hand, or the Company, on the other hand, advising the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the public offering contemplated by the Underwriting Agreement, (2) termination of the Underwriting Agreement before the sale of any Common Stock to the Underwriter, (3) the registration statement filed with the Securities and Exchange Commission with respect to the public offering contemplated by the Underwriting Agreement is withdrawn, or (4) February 15, 2010, in the event that the Underwriting Agreement has not been executed by such date.

Very truly yours,

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
	Name:	Jeffrey L. Gendell
	Title:	Managing Member

TONTINE PARTNERS, L.P.

By:	Tontine Management, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
	Name:	Jeffrey L. Gendell
	Title:	Managing Member

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Overseas GP, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
	Name:	Jeffrey L. Gendell
	Title:	Managing Member

TONTINE OVERSEAS FUND, LTD.

By:	Tontine Overseas Associates, L.L.C., its investment advisor

By:	/s/ Jeffrey L. Gendell
	Name:	Jeffrey L. Gendell
	Title:	Managing Member

TONTINE 25 OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Management, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
	Name:	Jeffrey L. Gendell
	Title:	Managing Member